EXHIBIT 99.1

[LOGO OF UNITED PAN AM FINANCIAL, CORP.]

News Release

Contact:	Contact: Garland W. Koch Chief Financial Officer United PanAm Financial Corp. 949.224.1917 e-mail: gwkoch@upfc.com Cecilia A. Wilkinson Pondel /Wilkinson Group 310.207.9300 e-mail: investor@pondel.com

FOR IMMEDIATE RELEASE

UNITED PANAM FINANCIAL ANNOUNCES

SECOND QUARTER 2003 RESULTS

Newport Beach, California – July 25, 2003 – United PanAm Financial Corp. (Nasdaq:UPFC) today announced results for its second quarter ended June 30, 2003.

For the quarter ended June 30, 2003 the company reported net income of $4.11 million, equal to $0.23 per diluted share, compared to net income of $3.02 million, or $0.17 per diluted share for the same period a year ago. This represents a 36% increase in net income between the two periods and a 35% increase in earnings per diluted share. During the second quarter of 2003, we recognized an after-tax gain of $190,000 on the sale of securities, which is equivalent to $0.01 per share.

Net interest income for the second quarter of 2003 rose 43% to $18.28 million from $12.77 million in the second quarter of 2002.

For the six months ended June 30, 2003, the company reported net income of $8.02 million, equal to $0.45 per diluted share, compared to net income of $5.69 million or $0.33 per diluted share for the comparable period a year ago. This represents a 41% increase in net income between the two periods and a 36% increase in earnings per diluted share.

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During the first six months of 2003 we recognized a non-recurring after-tax gain of $615,000 on the sale of securities and sale of all remaining mortgage related assets, which is equivalent to $0.04 per share.

Net interest income for the first 6 months of 2003 increased 37% to $33.51 million from $24.47 million for the first six months of 2002.

The Company purchased $117 million of gross auto loans, including unearned interest, during the second quarter of 2003 representing a 51% increase over the second quarter of 2002. Auto loans outstanding totaled $356.0 million at June 30, 2003 a 30% increase over June 30, 2002. The growth in auto loans is the result of planned expansion of the branch network throughout the country and portfolio growth at the branch level. During the second quarter of 2003, the Company opened 4 new auto loan branches bringing our total to 62 branches in 25 states. The Company will continue its philosophy of controlled expansion of the auto finance branch network and plans to open an additional 8 branches before year-end.

Delinquency over 30 days amounted to 0.56% of auto loans at June 30, 2003 compared with 0.57% for the comparable period in 2002 and charge offs amounted to 5.39% in the first six months of 2003 compared to 5.89% during the comparable six month period in 2002.

“Effective July 1, 2003 we were included in the Russell 2000, which I believe is recognition of our 11 consecutive quarters of increased earnings per share” said Guillermo Bron, Chairman. “In spite of the difficult economic environment, delinquency and charge offs decreased from first half of 2002 levels as a result of management’s continued focus on and maintenance of strict operating guidelines. In addition, auto loan originations continue to increase in accordance with our planned branch expansion program.”

Beginning in 2003, in anticipation of new accounting regulations, the Company adopted a revised accounting policy, changing from the purchase accounting method to an incurred loss method for purchased auto loans. The new accounting method will change the allocation of discount on loans purchased from loan loss allowance to unearned discount (increasing unearned loan discount and interest income from the accretion of unearned

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finance charges). Loan loss allowances for loans originated beginning in 2003 and thereafter, will be created through provisions for loan losses in the income statement and increased interest income from the accretion of unearned discount on loans purchased. The accounting change did not cause any material impact in the first half results. In addition, management believes the revised accounting policy will not cause any material change in the financial results for the remainder of 2003.

United PanAm Financial Corp., a specialty finance company, originates and acquires for investment retail automobile installment sales contracts and insurance premium finance contracts. Its principal operating units include Pan American Bank, FSB, the largest Hispanic-controlled savings association in California, with over $1.3 billion in assets at June 30, 2003, United Auto Credit Corporation with 62 branch offices in 25 states, and the insurance premium finance division, which is the largest non-insurance provider of financing for insurance premiums in California.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the company’s strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as limited operating history, the impaired or limited credit history of the company’s borrowers, the availability of additional financing, the concentration of the company’s business in California, rapid growth of the company’s businesses, the accuracy of the charges included in the discontinued operations cost estimate, the reliance on the company’s systems and controls and key employees, fluctuations in market rates of interest, general economic conditions, the effects of accounting changes and other risks, certain of which are detailed from time to time in the company’s filings with the United States Securities and Exchange Commission.

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Editors Note:  Three pages of selected financial data follows.

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United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Financial Condition

(Unaudited)

(Dollars in thousands)	June 30, 2003	December 31, 2002
Assets

Cash and due from banks	$7,334	$9,964
Short term investments	24,768	3,590

Cash and cash equivalents	32,102	13,554
Securities available for sale, at fair value	916,054	603,268
Loans	395,810	331,257
Less unearned discount	(8,462)	—
Less allowance for loan losses	(16,854)	(23,179)

Loans held for sale	370,494	308,078
Premises and equipment, net	2,807	2,700
Federal Home Loan Bank stock, at cost	9,587	1,675
Accrued interest receivable	1,606	1,880
Other assets	16,772	20,131

Total assets	$1,349,422	$951,286

Liabilities and Shareholders’ Equity

Deposits	$468,807	$468,458
Repurchase Agreements	778,834	384,624
Accrued expenses and other liabilities	4,385	8,545

Total liabilities	1,252,026	861,627

Common stock (no par value):
Authorized, 30,000,000 shares
Issued and outstanding, 15,871,306 at June 30, 2003 and 15,836,725 at December 31, 2002	65,012	64,957
Retained earnings	31,830	23,814
Unrealized gain on securities available for sale, net	554	888

Total shareholders’ equity	97,396	89,659

Total liabilities and shareholders’ equity	$1,349,422	$951,286

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United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Interest Income
Loans	$19,973	$14,081	$36,776	$27,115
Securities	4,116	3,124	7,830	5,782

Total interest income	24,089	17,205	44,606	32,897

Interest Expense
Deposits	3,544	3,115	7,236	6,348
Federal Home Loan Bank advances	—	215	—	784
Repurchase Agreements	2,261	1,107	3,857	1,300

Total interest expense	5,805	4,437	11,093	8,432

Net interest income	18,284	12,768	33,513	24,465
Provision for loan losses	2,095	99	2,630	183

Net interest income after provision for loan losses	16,189	12,669	30,883	24,282

Non-interest Income
Net gain on sale of securities	315	—	315	61
Service charges and fees	217	197	447	388
Loan related charges and fees	69	71	161	156
Other income	170	32	1,069	61

Total non-interest income	771	300	1,992	666

Non-interest Expense
Compensation and benefits	6,477	4,971	12,488	9,780
Occupancy	1,107	895	2,138	1,770
Other	2,512	2,126	4,792	4,322

Total non-interest expense	10,096	7,992	19,418	15,872

Income before income taxes and cumulative effect of change in accounting principle	6,864	4,977	13,457	9,076
Income taxes	2,758	1,953	5,441	3,492

Income before cumulative effect of change in accounting principle	4,106	3,024	8,016	5,584

Cumulative effect of change in accounting principle net of tax	—	—	—	106

Net income	$4,106	$3,024	$8,016	$5,690

Earnings (loss) per share-basic:
Income before cumulative effect of change in accounting principle	$0.26	$0.19	$0.51	$0.36

Cumulative effect of change in accounting principle	—	—	—	0.01

Net income	$0.26	$0.19	$0.51	$0.37

Weighted average shares outstanding	15,877	15,571	15,872	15,571

Earnings per share-diluted:
Income before cumulative effect of change in accounting principle	$0.23	$0.17	$0.45	$0.32

Cumulative effect of change in accounting principle	—	—	—	0.01

Net income	$0.23	$0.17	$0.45	$0.33

Weighted average shares outstanding	18,148	17,626	17,887	17,500

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Selected Financial Data

(Unaudited)

(Dollars in thousands)	At or For the Three Months Ended		At or For the Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Automobile Finance Data
Gross contracts purchased	$116,650	$77,207	$222,889	$149,081
Contracts outstanding	355,992	273,923	355,992	273,923

Allowance for credit losses to total loans	4.66%	7.77%	4.66%	7.77%
Unearned discount on loans to total loans	2.38%	—%	2.38%	—%

Annualized net charge-offs to average contracts(1)	5.09%	5.21%	5.39%	5.89%
Delinquencies (% of net contracts)
31-60 days	0.39%	0.34%	0.39%	0.34%
61-90 days	0.11%	0.15%	0.11%	0.15%
90+ days	0.06%	0.08%	0.06%	0.08%

Insurance Premium Finance Data
Loans originated	$30,289	$30,135	$54,739	$58,345
Loans outstanding at period end	39,716	41,906	39,716	41,906
Allowance for loan losses	(258)	(524)	(258)	(524)
Annualized net charge-offs to average loans(1)	0.29%	0.79%	0.40%	0.74%
Allowance for credit losses to total loans	0.65%	1.25%	0.65%	1.25%

Other Data
Return on average assets(1)	1.30%	1.66%	1.39%	1.71%
Return on average shareholders’ equity(1)	17.30%	15.25%	17.31%	14.58%

Retail deposits	$332,533	$322,333	$332,533	$322,333
Brokered deposits	136,274	28,902	136,274	28,902
Weighted average interest rate on deposits	2.84%	3.22%	2.84%	3.22%

Consolidated capital to assets ratio	7.22%	10.16%	7.22%	10.16%
Pan American Bank capital ratios:
Tangible	6.43%	8.99%	6.43%	8.99%
Core	6.43%	8.99%	6.43%	8.99%
Risk-based	16.48%	21.19%	16.48%	21.19%

(1)	Quarterly information is annualized for comparability with full year information.